SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                       ----------------------------------


                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                                  MEDQUIST INC.
             (Exact name of registrant as specified in its charter)

                                   NEW JERSEY
         (State or other jurisdiction of incorporation or organization)

                                   22-2531298
                     (I.R.S. Employer Identification Number)

                        Five Greentree Centre, Suite 311
                            Marlton, New Jersey 08053
                        (Address, including zip code, of
                          Principal Executive Offices)


                          Employee Stock Purchase Plan
                                401(k) Plan Match
                       Director Deferred Compensation Plan
                            (Full title of the plan)

                                 John M. Suender
                  Vice President, General Counsel and Secretary
                                  MedQuist Inc.
                        Five Greentree Centre, Suite 311
                            Marlton, New Jersey 08053
                                 (609) 596-8877
                      (Name, address and telephone number,
                   including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE


Title of              Amount to be      Proposed maximum       Proposed maximum          1/29 of 1%
securities            registered(1)     offering price per     aggregate offering        Amount of
to be registered                        share(2)               price(2)                  registration fee
- ----------------------------------------------------------------------------------------------------------
Common Stock             600,000          $14.125              $8,475,000                $2,922.41

(1) Plus such indeterminate number of shares as may be issued pursuant to certain anti-dilution provisions contained in the Plans and awards covered by this Registration Statement.

(2) Pursuant to Rule 457(h), in the case such as this where such price is not known, the maximum offering price is based upon the average of the high and low sales prices of a share of Common Stock of MedQuist Inc. reported on the Nasdaq National Market on July 30, 1996.

                                     PART I
              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

        The document(s) containing the information specified in Item 1 will be sent or given to employees as specified in Rule 428(b)(1) and are not required to be filed as part of this Registration Statement.

Item 2. Registration Information and Employee Plan Annual Information.

        The document(s) containing the information specified in Item 2 will be sent or given to employees as specified in Rule 428(b)(1) and are not required to be filed as part of this Registration Statement.


                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        The following documents filed with the Commission are incorporated herein by reference:

        (a) The prospectus of the Corporation, dated May 24, 1996, filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended;

        (b) All other reports filed pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, since the end of the fiscal year covered by the prospectus specified in (a) above.

        (c) The description of the Common Stock of the Corporation which is contained in the Corporation's Registration Statement on Form S-1 (File No. 333-3050) filed on April 1, 1996 under the Securities Act of 1933, as amended, including any amendment or report filed for the purpose of updating such description; and

        (d) Information as to these Plans which will be included in the future either in the Corporation's proxy statements, annual reports or appendices to the Prospectus.

        All reports and other documents subsequently filed by the Corporation with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Registration Statement but prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold hereunder, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

        Not applicable.

Item 5. Interests of Named Experts and Counsel.

        Not applicable.

Item 6. Indemnification of Directors and Officers.

        Under Section 14A:3-5 of the New Jersey Business Corporation Law
(the "NJBCL"), the Corporation must indemnify each of its directors and officers for his Expenses (that is, reasonable costs, disbursements and counsel fees) in connection with any proceeding involving such person by reason of his having been an officer or director to the extent he is successful on the merits.

        The By-Laws of the Corporation provide that the Corporation shall, to the fullest extent permitted by applicable law, indemnify its directors and officers who were or are a party or are threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (whether or not such action, suit or proceeding arises or arose by or in the right of the Corporation or other entity) by reason of the fact that such director or officer is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, general partner, agent or fiduciary of another corporation, partnership, joint venture, trust or other enterprise (including service with respect to employee benefit plans), against expenses (including, but not limited to, attorneys' fees and costs), judgments, fines (including excise taxes assessed on a person with respect to any employee benefit plan) and amounts paid in settlement actually and reasonably incurred by such director or officer in accordance with such action, suit or proceeding, except as otherwise provided in the By-Laws. Expenses incurred by a director or officer of the Corporation in defending a threatened, pending or complete civil or criminal action, suits or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suits or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation, except as otherwise provided in the By-Laws. The indemnification and advancement or reimbursement of expenses provided by, or granted pursuant to, provisions contained in the By-Laws shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement or reimbursement of expenses may be entitled under the Certificate of Incorporation or any by-law, agreement, vote of shareholders or directors or otherwise, both as to action in another capacity while holding that office.

        The Amended and Restated Certificate of Incorporation of the Corporation provides that directors shall not be personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders, except that such provision shall not relieve a director from personal liability to the Corporation and its shareholders for damages for any breach of duty based on an act or omission (a) in breach of such director's duty of loyalty to the Corporation or its shareholders' or (b) not in good faith or involving a knowing violation of law, or (c) resulting in the receipt by such director of an improper personal benefit.

        The Corporation's directors and officers are currently insured under a Directors and Officer Insurance and Company Reimbursement Policy with a policy limit of $3,000,000, subject to certain deductibles, exclusions and exceptions, for any breach of duty, neglect, error, misstatement, misleading statement, omission or act by the directors or officers in their respective capacities as such, or any matter claimed against them solely by reason of their status as directors or officers of the Corporation.

Item 7. Exemption from Registration Claimed.

        Not applicable.

Item 8. Exhibits.

        The following exhibits are filed as part of the Registration Statement or, where so indicated, were heretofore filed and are hereby incorporated herein by reference.

         Exhibit 5.1   Opinion of John M. Suender, General Counsel to the
                       Company

         Exhibit 24.1 Consent of Arthur Andersen LLP, Independent Public Accountants

         Exhibit 24.2 Consent of John M. Suender (included in the opinion filed as Exhibit 5.1 hereto)

Item 9. Undertakings.

        (a)  The undersigned registrant hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i)  To include any prospectus required by
                       Section 10(a)(3) of
                       the Securities Act of 1933;

                  (ii)   To reflect in the prospectus any
                         facts or events arising after the
                         effective date of the registration
                         statement (or the most recent
                         post-effective amendment thereof)
                         which, individually or in the
                         aggregate, represent a fundamental
                         change in the information set forth
                         in the registration statement;

                  (iii)  To include any material information
                         with respect to the plan of
                         distribution not previously
                         disclosed in the registration
                         statement or any material change to
                         such information in the registration
                         statement;

        Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

             (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
               Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) The undersigned registrant hereby undertakes that, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suits or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Marlton, State of New Jersey, on July _____, 1996.


                                             MedQuist Inc.



                                             By:/s/ DAVID A. COHEN
                                                -----------------------------
                                                David A. Cohen, President and
                                                  Chief Executive Officer


        Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, this report has been signed below by the following persons in the capacities indicated and on the date indicated.

/s/ DAVID A. COHEN                President, Chief Executive Officer               July 31, 1996
- --------------------------        and Director (principal executive officer)
David A. Cohen


/s/ JAMES R. EMSHOFF              Director                                         July 31, 1996
- --------------------------
James R. Emshoff


/s/ ROBERT F. GRAHAM              Vice President, Treasurer and Chief              July 31, 1996
- --------------------------        Financial Officer (principal financial
Robert F. Graham                  and accounting officer)


- --------------------------        Director                                         July 31, 1996
Richard J. Censits


/s/ WILLIAM T. CARSON             Director                                         July 31, 1996
- --------------------------
William T. Carson, Jr.

                             [EXECUTIONS CONTINUED]

/s/ JAMES F. CONWAY               Director                                         July 31, 1996
- --------------------------
James F. Conway


/s/ FREDERICK S. FOX              Director                                         July 31, 1996
- --------------------------
Frederick S. Fox


- --------------------------        Director                                        July 31, 1996
A. Fred Ruttenberg


/s/ JOHN H. UNDERWOOD             Director                                         July 31, 1996
- --------------------------
John H. Underwood


/s/ TERRENCE J. MULLIGAN          Director                                         July 31, 1996
- --------------------------
Terrence J. Mulligan